EXHIBIT 10.1

INDEPENDENT CONTRACTOR AGREEMENT

This Independent Contractor Agreement ("Agreement") is between FUTUREWORTH CAPITAL CORP., (the "Contractor") and Can-Cal Resources Ltd. (the "Company"), each individually a "Party", and collectively the "Parties", and shall be effective as of the 30th day of June, 2010 (the "Effective Date").

1.       Services.

(a)                Company hereby engages Contractor to perform the services described in Schedule A to this Agreement (the "Services"). Contractor shall perform all of the Services promptly, in a professional and workmanlike manner.

(b)               Upon Company's request, Contractor shall submit work progress reports. All reports and other written work product generated by Contractor shall be set forth on a form designated by Company, unless Company agrees, in advance, to Contractor's use of different forms.

2.       Payment for Services, Expenses and Audit.

(a)                As compensation for the performance of the Services, Company shall pay Contractor the compensation specified in Schedule B to this Agreement.

(b)               Company shall reimburse Contractor for all travel, lodging and meal expenses reasonably and necessarily incurred by Contractor in connection with Contractor's performance of the Services, including automobile mileage. Company shall reimburse Contractor for expenses for each job after presentation of an itemized statement detailing the amount of such expenses and their relationship to Contractor's performance of the Services. Contractor shall keep complete records of the expenses incurred in performing the Services, and shall endeavor to provide receipts for all such expenses exceeding $50.00. Contractor shall be responsible for providing his own equipment and materials including computer, software, fax machine, office space in his home jurisdiction, cellular phone or other office supplies necessary for the performance of the Services.

(c)                Except as otherwise provided in Schedule B, Contractor shall submit expense invoices to Company at such times as Company may reasonably require. All such invoices shall reflect actual mileage driven, expenses (segregated by type of expense) incurred, and disposition of any funds advanced by Company. Company shall pay each such invoice within 15 days.

(d)               Company, through the Board of Directors or the Chairman of the Audit Committee, shall have the right, at any time prior to or within six (6) months after making payment hereunder, to audit any and all records, books and invoices related thereto.

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3.       Term and Termination.

(a)                The "Term" of this Agreement shall commence on the Effective Date for a period of twelve months (12) months until the 30th day of June, 2011 and continue until the earlier of the completion of the Services or the termination of this Agreement as provided in this Paragraph. The Company may terminate this Agreement for any reason or no reason upon three (3) months written notice ("Notice Period"). The Company may, in its sole discretion, request Contractor to cease performing Services at any time during the Notice Period. Regardless of whether or not the Company requests that the Contractor continue to perform Services during the Notice Period, the Company shall continue to pay Compensation (as outlined in Schedule B) during the Notice Period on the same schedule as outlined in Schedule B. The Contractor may terminate this Agreement for any reason or no reason upon three (3) months written notice and will fulfill his Services to the best of the Contractor's abilities during this transition period.

(b)               Within thirty (30) days after the expiration of approximately thirteen and one half (13 1/2) months term from the effective date, the Company shall have the right to review this Agreement and in its sole discretion either continue and extend this Agreement including all of its terms, terminate this Agreement by providing 3 months Notice as required in Section 3(a), or offer the Contractor a different agreement. The Compensation Committee (the "Committee") will vote on whether to so extend, terminate, and/or offer the Contractor a different agreement and will notify the Contractor of such action within said thirty-day time period mentioned above. This Agreement shall remain in effect until so terminated and/or modified by the Company. Failure of the Compensation Committee to take any action within said thirty days shall be considered as an extension of this Agreement for an additional twelve month period, including all of its terms.

(c)                If Company or Contractor terminates this Agreement as set forth in this paragraph, the Company shall pay for all Services performed, and, subject to the limitations in paragraph 2(b), above, all expenses incurred, up to the effective date of the termination (the "Termination Date"). Such termination shall not extinguish or diminish the rights and obligations of the Parties incurred prior to such termination. Any notice of termination or other notice that may be necessary in the performance of this Agreement may be served as specified below.

4.       Independent Contractor Status.

(a)               Contractor shall be deemed for all purposes to be an independent contractor and shall not be an employee of Company. Contractor shall report directly to the Board of Directors of Company. The Board of Directors of Company shall retain the right to establish plans, specifications and a completion schedule regarding the Services as agreed in writing by Contractor, but shall not otherwise instruct Contractor as to how the work shall be performed, or oversee Contractor's work except to monitor compliance with applicable plans, specifications and completion schedules, and/or to coordinate the performance of the Services with Company's other business needs and the work of Company's employees and, where applicable, other contractors. Except as provided in the previous sentence, Contractor shall retain the sole right to control the time and manner in which the Services are provided. Contractor acknowledges and agrees that as of the Effective Date, Contractor was fully qualified by education and/or experience to perform the Services with no more than de minimus training provided by Company.

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(b)               Contractor understands and agrees that Contractor shall be ineligible for fringe benefits of any kind offered by Company to any of its employees, including without limitation parking, auto allowance, health care, life insurance, short term disability or long term disability. Without limiting the generality of the foregoing, Contractor acknowledges and agrees that Contractor shall be ineligible to participate in any pension plan, employee stock purchase plan, retirement plan or any other Company-sponsored plan that by its term limits plan participation to Company employees. Contractor acknowledges that this paragraph may have important legal consequences for Contractor and that before signing this Agreement, Contractor had a full and fair opportunity to consult with counsel of Contractor's own choosing concerning the meaning and legal effect of this paragraph and all other provisions of this Agreement.

(c)                Contractor acknowledges and agrees that Company shall not withhold any payroll, income or other taxes of any kind including FICA, FUTA from any sum payable to Contractor under this Agreement. Contractor shall be solely responsible for the proper calculation and payment of all taxes of any kind payable to any government relating to or arising from this Agreement. Contractor shall pay all such taxes when due.

5.       Confidentiality.

Company and Contractor shall hold any proprietary information with respect to the other Party acquired in connection with the negotiation of this Agreement and the performance of any obligations under this Agreement in confidence until such information otherwise becomes publicly available or until such time as such parties are legally required to disclose such information. Company and Contractor will use such information provided by the other only for purposes reasonably related to the transaction or transactions contemplated in this Agreement. Upon termination of this Agreement, either by expiration of its term or if terminated pursuant to Paragraph 3 herein, each Party shall use all reasonable efforts to return all documents, including copies, that include any information subject to this Section to the other Party.

6.       Insurance.

All of Contractor's activities under this Agreement shall be at Contractor's own risk, and Contractor shall not be entitled to Workers' Compensation or other insurance protection provided by Company, unless such insurance covers independent contractors of Company. During the Term, Contractor shall carry at its own expense workers' compensation insurance as required by law, disability, employment, and liability insurance.

7.       Indemnification.

Company shall be liable for and shall indemnify and hold harmless Contractor, its representatives, shareholders, officers, directors, employees, and agents for any loss, liability, claim, damage, expense, including but not limited to costs of defense and reasonable attorneys fees and expenses, or diminution in value, whether or not involving a third party claim, arising from or in connection with any breach or non-performance by Company of its obligations, representations, promises, warranties, or other agreements set forth in this Agreement, or for acts of Contractor constituting ordinary negligence (but not for the acts of Contractor constituting gross negligence or fraud).

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8.       Miscellaneous Provisions.

(a)               Additional Warranty and Acknowledgment. Each of the parties hereto warrants and represents to the other party that such party has been offered no promise or inducement except as expressly provided in this Agreement, and that this Agreement is not in violation of or in conflict with any other agreement of such party.

(b)               Other Agreements. Each party hereto shall promptly execute, acknowledge and deliver any additional document or agreement that is reasonably necessary to carry out the purpose or effect of this Agreement. This agreement between Company and Contractor is deemed non-exclusive. Company acknowledges and grants Contractor's right & privilege to participate in other professional ventures simultaneous to this endeavor provided the Contractor performs the Services on behalf of Company in a timely manner and is not placed in a conflict of interest with similar services on behalf of other companies.

(c)               Attorneys' Fees. In any action relating to or arising from this Agreement, or involving its application, the party substantially prevailing shall recover from the other party, and the court shall award, the expenses incurred by the prevailing party in connection with the action, including, without limitation, court costs and reasonable attorneys' fees.

(d)               Governing Law The validity, interpretation, and performance of this Agreement shall be governed by and construed in accordance with the laws of the Province of Alberta, without the application of any principle that may lead to the application of the laws of any other jurisdiction.

(e)               Jurisdiction; Service of Process. Any proceeding arising out of or relating to this Agreement shall be brought in the Court of Queens Bench of the Province of Alberta. Both Company and Contractor irrevocably submit to the exclusive jurisdiction of each such Court in any such proceeding, and expressly waives any objection it may now or hereafter have to venue or to convenience of form and aggress that all claims arising out of or relating to this Agreement shall be heard and determined only in any such Court. The Parties agree that either or both of them may file a copy of this paragraph with any Court as written evidence of the knowing, voluntary and bargained for agreement between the Parties to irrevocably waive any objections to venue or to convenience of forum. Process in any proceeding arising out of or relating to this Agreement may be served on any party anywhere in the world.

(f)               Severability. If any provision of this Agreement is held illegal, invalid or unenforceable, in whole or in part, by any court or other authority of competent jurisdiction, the parties acknowledge and agree that each and every other provision of this Agreement shall remain valid and enforceable and that such illegal, invalid or unenforceable provision or portion thereof shall be limited so as to effect the intent of the parties hereto to the fullest extent permitted by applicable law.

(g)               Waiver; Remedies Cumulative. Neither the failure of any party to insist upon strict compliance with any provision of this Agreement, nor any delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such nonbreaching or nondefaulting party, nor shall it be construed to be a waiver of or acquiescence to any such breach or default, or to any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. All remedies, whether under this Agreement or by law or otherwise afforded to any party hereto, shall be cumulative and not alternative.

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(h)               Construction. Each of the parties hereto acknowledges that such party has reviewed this Agreement in its entirety and has had a full and fair opportunity to negotiate its terms and to consult with counsel of its own choosing concerning the meaning and effect of this Agreement. Each of the parties hereto therefore waives all applicable rules of construction that any provision of this Agreement should be construed against its drafter, and agrees that all provisions of this Agreement shall be construed as a whole, according to the fair meaning of the language used.

(i)               Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the Party to be notified; (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; (iii) three (3) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; and (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All notices shall be sent to the Parties at the respective addresses, facsimiles or e-mail addresses as set forth below, or at such other address, facsimile or e-mail address as a Party may designate by written notice to the other Parties hereto.

If to Company:	If to Contractor:

Can-Cal Resources Ltd. 8205 Aqua Spray Avenue Las Vegas, Nevada 89128 Attn: Mr. G. Michael Hogan Chief Executive Officer Facsimile: (702) 243-1849 Email: mining@lvcoxmail.com	FutureWorth Capital Corp. 1712 25th Street S.W. Calgary, Alberta T3C 1J6 Attn. William J. Hogan, Director Facsimile: (403) 457-1404 Email: wjhogan@shaw.ca

(j)               Entire Agreement and Modification. This Agreement supersedes all prior agreements, whether written or oral, between the Parties with respect to its subject matter and constitutes a complete and exclusive statement of the terms of the agreement between the Parties with respect to its subject matter. This Agreement may not be amended, supplemented or otherwise modified except by a written agreement executed by the Party to be charged with the amendment, supplement or modification.

(k)               Assignment. Neither Party may assign or transfer its rights, interest, or obligations under this Agreement or delegate any of its duties under or in connection with this Agreement, without the prior written consent of the other. Notwithstanding the foregoing, the rights and obligations of this Agreement shall inure to the benefit of and be binding upon the legal representatives, successors and permitted assigns of both Parties.

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(l)               Counterparts; Signatures. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. For purposes of this Agreement, facsimile and electronically transmitted signatures shall be deemed to be originals for all purposes.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first written above.

Can-Cal Resources Ltd.	FutureWorth Capital Corp.

Per: /s/ G. Michael Hogan	Per: /s/ William J. Hogan
G. Michael Hogan	William J. Hogan
Chief Executive Officer	Director

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SCHEDULE A

Services

The Services to be performed by Contractor shall include the following services. Contractor, through its President, William Hogan, shall

1.	Act as an executive Chairman of the Board of the Corporation in the capacity of funding management and corporate services requirements (see 2 below for details); and works closely together with the Chief Executive Officer, G. Michael Hogan in operational matters;

2.	An executive Chairman of the Board is and does the following:

•	A full-time officeholder who typically leads the board and also takes a hands-on role in the company's day-to-day management.

•	Helps the CEO to oversee all the operational aspects involved in running the company, which include project planning and development delivery, retail and leasing, sales, market research and many other areas within their extensive scope.

•	Has overall responsibility for the company which involves engineering and controlling the company's current growth in and future expansion into international markets.

•	Has responsible for overseeing the raising of financial capital necessary for corporate operational needs to meet Company's objectives; and initiating and developing financial vehicles when necessary.

•	In addition, oversees all projects' development activities and related businesses of the company, generating significant financial returns for the shareholders and driving sustainable development.

Nothing herein shall require Contractor to work any set number of hours on behalf of Company, nor preclude Contractor from performing the same or similar services on behalf of other companies during the Term of this Agreement, provided the Contractor performs the Services on behalf of Company in a timely manner and is not placed in a conflict of interest with Company by performing the same or similar services on behalf of other companies.

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SCHEDULE B

Compensation

In consideration of the Services provided by Contractor, Company shall pay Contractor the following base compensation and incentive compensation as hereinafter described.

In consideration for the services rendered to the Company hereunder by the Contractor, the Company shall, during the term of this Agreement pay the Contractor a total of Sixty Thousand Dollars ($60,000) USD per year (the "Base Fee"), which shall begin to accrue on the Effective Date but only payable to the Contractor, on a monthly basis in the amount of US$5,000, commencing on July 01, 2010. Any amount of Base Fee that has been accrued but not paid shall be paid, regardless of the Company's cash flow, not later than the earlier of June 30, 2011, or six (6) months after the Contractor's Agreement is terminated for any allowable reason as provided in this Agreement. For purposes of clarity, in no event shall Contractor's Base Fee be decreased pursuant to the preceding sentences.

Common Stock Payment in Lieu of Cash.

In the event the Board of Directors determines that the Company cannot afford to pay the Contractor any portion of the Base Fee, the Contractor may, at its sole option elect one of the following:

a)	Agree to defer receipt of his Base Fee until such time as the Company has the funds to pay the Contractor. In the event that Contractor elects this option, the unpaid Base Fee shall be paid with no interest as funds become available, or until such time the Contractor elects to convert accrued salary; or,

b)	Elect to convert all, or a portion of the unpaid Base Fee into Common Stock at a market value equal to $0.10 above the average closing trading price of the Common Stock for the preceding five (5) days of the date of such election. Upon election the certificates must be issued within five (5) business days, and the election cannot be revoked for any reason whatsoever without forfeiture of the unpaid salary.

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